Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Southern:
We consent to the incorporation by reference in the registration statement (No. 333-91478) on Form S-8 of Kansas City Southern of our report dated June 29, 2007, with respect to the statement of net assets available for benefits of the MidSouth Rail Union 401(k) Retirement Savings Plan and Trust as of December 31, 2006, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2007 annual report on Form 11-K of MidSouth Rail Union 401(k) Retirement Savings Plan and Trust.
/s/ KPMG LLP
Kansas City, Missouri
June 27, 2008